Exhibit (d)(7)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this first day of January, 2016, between DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. (the “Adviser”) and DEUTSCHE ASSET & WEALTH MANAGEMENT INTERNATIONAL GMBH (the “Sub-Adviser”).

WHEREAS, Deutsche Real Estate Securities Income Fund (the “Fund”), a series of Deutsche Securities Trust, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Management Agreement dated June 1, 2006, and revised as of October 1, 2011, with the Trust and made effective with respect to the Fund on September 20, 2013 (such agreement and any successor agreement thereto, the “Advisory Agreement”), pursuant to which the Adviser acts as investment manager to the Fund and provides certain investment advisory and other services with respect to the Fund; and

WHEREAS, the Adviser, with the approval of the Trust’s Board of Trustees, including a majority of the Directors who are not “interested persons,” as defined in the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services. The Sub-Adviser has classified the Adviser as professional client in the meaning of the provisions of the Securities Trading Act (Wertpapierhandelsgesetz – “WpHG”).

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. Subject to supervision and oversight by the Adviser and the Fund’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it by the Adviser hereunder (the “Assets”) solely with respect to the implementation of the Fund’s covered call strategy and in performing this function to determine in its own discretion to purchase and sell covered call options on the Assets in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectus, statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:
(a)	The Sub-Adviser will perform its obligations under this agreement, in particular regarding the required cooperation with the Adviser and the Fund’s other sub-advisers, if any, in accordance with such policies and procedures as the Parties may agree from time to time.
(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s constituent documents and the Prospectus (the “Operating Documents” and attached hereto as Appendix B) which have been put into effect in conformity by and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time; provided however, that the Sub-Adviser shall be under no obligation to comply with any amendment and/or supplement to the Prospectus until such time as the Sub-Adviser has been notified of and has agreed to any and all such amendment and/or supplement and to the extent that such amendment and/or supplement relates to the services provided by the Sub-Adviser under this Agreement. The Adviser shall inform the Sub-Adviser of any changes to the 1940 Act or other applicable federal and state laws having effect on the services provided by the Sub-Adviser under this Agreement.

(c)	The Sub-Adviser shall keep the Adviser informed of developments materially affecting the Fund. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such information as provided for in Appendix A to this Agreement.

The Sub-Adviser shall keep and maintain the books and records relating to the Assets required to be kept and maintained by the Sub-Adviser under this Agreement. The Adviser shall inform the Sub-Adviser in a timely manner about such information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser or the Fund under law applicable to the Adviser or the Fund. The Sub-Adviser shall also furnish to the Adviser, upon written request by the Adviser, any other reasonable information relating to the Assets that is required to be filed by the Adviser or the Fund with the Securities and Exchange Commission (the “SEC”) or sent to shareholders under the Securities Act of 1933, as amended, or 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC. The Sub-Adviser agrees that it will provide copies of such records it maintains pursuant to this Agreement upon the Fund’s request; provided, however, that the Sub-Adviser may also retain a copy of such records. The Sub-Adviser agrees to permit the Adviser, the Fund’s officers and the Fund’s independent registered public accounting firm to inspect and audit such records pertaining to the Fund at reasonable times during regular business hours upon due written notice. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser and to the Adviser upon the termination of this Agreement at the Fund’s request provided, however, that the Sub-Adviser may also retain a copy of such records. The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions.

(d)	The Sub-Adviser shall provide such sub-certifications as officers of the Adviser or the Trust may reasonably request in connection with the filings of Form N-CSR or Form N-Q (or any similar form) by the Fund.

(e)	The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Directors on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. In addition, the Sub-Adviser shall, as reasonably requested by the Adviser, for itself and on behalf of the Fund, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose. The Sub-Adviser shall provide advice and assistance to the Adviser as to the determination of the value of securities held or to be acquired by the Fund for valuation purposes in accordance with the process described in the Fund’s Prospectus and valuation procedures. The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Directors and provide such information as the Board of Trustees and the Adviser reasonably believe appropriate for purposes of the Board’s consideration of this Agreement and any continuations thereof, including information about the profitability to the Sub-Adviser of providing advisory services hereunder.
(f)	The parties to this Agreement agree that the Fund has made arrangements for the safekeeping of any of the Fund’s assets (and the Fund’s documents of title) with such custodian as chosen by the Adviser from time to time with notice to the Sub-Adviser of the same. The Sub-Adviser shall not hold any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser.
(g)	In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, as expressly provided herein, the Sub-Adviser is authorized to act on behalf of, and represent, the Fund. Except as otherwise expressly provided herein or authorized in writing by the Adviser, the Sub-Adviser shall have no further authority to act for or represent the Fund or the Trust in any way or otherwise be deemed to be an agent of the Fund, the Trust or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Sub-Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Sub-Adviser may render investment advice, management and other services to other investment companies and clients. The Sub-Adviser may provide advice and take certain actions with respect to clients other than the Fund or for the Sub-Adviser’s own accounts that may differ from the advice or the timing or nature of actions taken with respect to the Fund. Furthermore, the Sub-Adviser shall have no obligation to recommend the purchase or sale of any asset on behalf of the Fund that the Sub-Adviser or an affiliate may purchase or sell for its own account or for the account of any clients of the Sub-Adviser.
(h)	To the extent that the Adviser has retained any other sub-adviser(s) to perform the fund management duties on behalf of the Fund (each being an “Alternate Sub-Adviser”), the Sub-Adviser agrees to coordinate and cooperate with such Alternate Sub-Adviser in the performance of its duties for the Fund in accordance with such policies and procedures as the parties may agree from time to time. In the event of a potential conflict or disagreement, the parties agree to work with the Adviser to remedy such situation.

2.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with its obligations under this Agreement, the Operating Documents set forth in Appendix B, the instruction and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.
3.	Delivery of Documents.
(a)	The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:
(i)	The Trust’s Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time (herein called the “Declaration”);
(ii)	By-Laws of the Trust; and
(iii)	Prospectus of the Fund.
(b)	The Sub-Adviser has furnished the Adviser with copies properly certified or authenticated of each of the following documents:
(i)	The Sub-Adviser’s most recent audited financial statements;
(ii)	An organizational chart showing public companies and registered broker-dealers affiliated with the Sub-Adviser;
(iii)	The Sub-Adviser’s Form ADV; and
(iv)	The Sub-Adviser’s Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

4. Certain Representations and Warranties of the Sub-Adviser.

(a)	The Sub-Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act and that the Sub-Adviser will maintain all registrations and licenses necessary to conduct and maintain the Sub-Adviser’s business. The Sub-Adviser covenants to maintain such registration, license and approval in effect during the term of this Agreement, provided however, that the Sub-Adviser shall not be required to provide any service or engage in any activity herewith which the Sub-Adviser determines in its sole discretion could require the

Sub-Adviser to obtain any approval or license other than the license referred to above or which would otherwise cause the Sub-Adviser to violate any applicable law, regulation or government policy.
(b)	The Sub-Adviser represents that it has read and understands the Prospectus and warrants that in determining in its own discretion to purchase and sell covered call options it will use all reasonable efforts to adhere to the Fund’s investment objective, policies and restrictions contained therein.
(c)	The Sub-Adviser represents that it will provide the Fund with any amendments to its Code of Ethics and any certifications required by Rule 17j-1 under the 1940 Act. The Sub-Adviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.
(d)	The Sub-Adviser represents and warrants that it will maintain written policies and procedures that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and that are otherwise in compliance with Rule 206(4)-7 under the Advisers Act. The Sub-Adviser agrees to provide the Fund and the Adviser, from time to time, with copies of such policies and procedures, summaries thereof and certifications with respect thereto. The Sub-Adviser agrees to cooperate with the Trust’s Chief Compliance Officer in providing information to fulfill the requirements of Rule 38a-1 under the 1940 Act as interpreted by the SEC or the Board of Trustees.

5. Compliance.

(a)	The Sub-Adviser agrees that it shall promptly notify the Adviser and the Fund: (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) of the occurrence of any event that could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (iii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that would in the reasonable opinion of the Sub-Adviser materially and adversely affect its ability to perform services under this Agreement; or (iv) upon having a reasonable basis for believing that, as a result of the Sub-Adviser’s investing the Assets, the Fund’s investment portfolio has ceased to adhere to the Fund’s investment objective, policies or restrictions as stated in the Prospectus or is otherwise in violation of applicable law; provided, however, that the Sub-Adviser shall be bound by the terms of this Section 5(a) upon actually becoming aware of the occurrence of any of the events contemplated in this Section 5(a) and only in the event that such action by the Sub-Adviser is not prohibited by applicable law or regulation, court or regulatory or other official body with competent jurisdiction.

(b)	The Sub-Adviser shall, unless prohibited by any applicable law or regulation, court or regulatory body or other official body with competent jurisdiction, forward as soon as reasonably practicable, upon receipt of a notice in writing, to the Adviser copies of any material correspondence from the SEC or other regulatory authority with competent jurisdiction that relates to the Fund or the Adviser generally, including SEC inspection reports, if any.
(c)	The Fund and the Adviser shall be given access to such records or other documents of the Sub-Adviser at reasonable times solely as is necessary for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund, provided however, that the Sub-Adviser shall have no obligation to furnish the Fund or the Adviser with records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to cooperate with the Fund and the Adviser and their representatives in connection with requests for such records or other documents.
(d)	The Sub-Adviser is required by law to comply with all applicable local laws, regulations and policies, relating to the prevention of money laundering, terrorist financing and related financial crimes. Pursuant to the before mentioned rules and regulations the Sub-Adviser is inter alia obliged
(i)	to identify the Adviser and its ultimate beneficial owner,
(ii)	to detect politically exposed persons,
(iii)	to establish the source of wealth and
(iv)	to comply with international embargo regulations.

The Adviser shall notify the Sub-Adviser without undue delay and unrequested of any changes in regard to the above mentioned personal data, company name, domicile, the legal representatives, source of wealth, beneficial ownership or control structure which occur during the business relationship. The Adviser shall supply the Sub-Adviser with any necessary documentation and information in order to establish and prove the submitted details.

(e)	The Sub-Adviser takes reasonable precautions in dealing with potential and actual conflicts of interest. The Sub-Adviser has drawn up principles to handle conflicts of interest which are available in its current version on the Sub-Adviser's website www.institutional.deutscheawm.com.
6.	Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept, a sub-advisory fee at the rate set forth in Appendix C, which is attached hereto and made part of the Agreement, based on the advisory fee, less any fees waived and/or reimbursed by the Adviser or its affiliates and any revenue sharing payments made by the Adviser or any of its affiliates to unaffiliated third parties. The fee will be computed daily and will be paid to the Sub-Adviser quarterly.

The Adviser acknowledges that in specific cases the Sub-Adviser may make payments to third parties that render non-investment advisory services to the Sub-Adviser with regard to the management of the Fund to the extent permitted under the 1940 Act and the rules adopted thereunder (e.g. for consulting with the Adviser, solicitation activities with regard to the portfolio management mandate). The Sub-Adviser may make such payments as reimbursement of the third party’s costs or dependent on the amount of fees received for the management of the Fund. The fees payable by the Adviser shall not be increased by such payments of the Sub-Adviser to third parties. The Sub-Adviser shall disclose further details in accordance with applicable legal provisions on request of the Adviser.

7.	Expenses. The Sub-Adviser shall bear all of its separate expenses (such as its general overhead expenses including the rent of offices, compensation and benefits of the administrative staff of the Sub-Adviser, maintenance of its books and records and its fixed expenses, telephones and general purpose office equipment) (excluding brokerage costs, custodian fees, fees of independent registered public accounting firms or other expenses of the Fund to be borne by the Fund) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation and shall not be borne by the Sub-Adviser. Such expenses include, but are not limited to, investment management fees, fees for necessary professional and brokerage services to the Fund; costs relating to local administration of securities; fees for any pricing service; the costs of the Fund’s regulatory compliance (other than costs primarily relating to the Adviser’s or Sub-Adviser’s regulatory compliance); and pro rata costs associated with maintaining the Fund’s legal existence and shareholder relations. All other Fund operating expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser are borne by the Fund.
8.	Standard of Care and Liability of Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except that nothing herein contained will be construed to protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders by reason of: (a) the Sub-Adviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Prospectus or any written guidelines, policies or instruction provided in writing by the Trust’s Board of Trustees or the Adviser or (b) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.
9.	Insurance. The Sub-Adviser shall maintain for the duration hereof, with an insurer acceptable to the Adviser, a blanket bond and professional liability or errors and omissions insurance in an amount or amounts deemed by the Sub-Adviser in its sole discretion to be sufficient to meet its obligations to its clients, including the Fund.

10. Duration and Termination.

(a)	This Agreement shall become effective with respect to the Fund on January 1, 2016, and shall remain in full force until September 30, 2017 and from year to year thereafter, but only as long as such continuance is specifically approved at least annually and in the manner required by the 1940 Act. The requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and any applicable SEC exemptive order therefrom.
(b)	This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. In addition, the Adviser has the right to terminate this Agreement upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.
(c)	If a party breaches this Agreement in any material respect which is not cured within sixty (60) days of the other party giving it written notice of such breach, the other party may effect termination of this Agreement on written notice to the defaulting party.
(d)	This Agreement may be terminated at any time, without the payment by the Fund of any penalty, by the Board of Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser. The Fund may effect termination of this Agreement by action of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser and the Sub-Adviser. The Adviser may effect termination of this Agreement on sixty (60) days’ written notice to the Sub-Adviser.
(e)	The Sub-Adviser may at any time, without payment of any penalty, terminate this Agreement upon ninety (90) days’ written notice to the Adviser. The Sub-Adviser may without payment of any penalty terminate this Agreement upon immediate written notice, if the Sub-Adviser determines in its sole discretion that the services provided by the Sub-Adviser under this Agreement would cause the Sub-Adviser to register with or obtain any regulatory or official approvals or licenses other than licenses as provided for in Section 4(a) sentence 1 of this Agreement, which in the opinion of the Sub-Adviser may be unreasonably detrimental to the Sub-Adviser.
(f)	Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to such termination.

11. Confidentiality.

(a)	Each party agrees that it shall hold in strict confidence all data and information obtained from another party hereto or the Fund (unless such information is or becomes readily ascertainable from public or published information or trade sources other than through a breach of this Confidentiality Clause) other than to its affiliates and any other party performing functions for the Fund and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by a court with competent jurisdiction, the SEC, other regulatory or official body with applicable jurisdiction, or the Fund’s independent registered public accounting firm, or in the opinion of its counsel, applicable law, and then only with as much prior written notice to the other party as is practicable under the circumstances.
(b)	The Adviser, on behalf of the Fund, has legitimate business reasons to disclose to the Sub-Adviser certain non-public portfolio holdings information of the Fund (“Holdings Information”) from time to time. The Sub-Adviser agrees that it:
(i)	Will use the Holdings Information exclusively for purposes of providing services pursuant to this Agreement that may benefit the Fund; This includes the Sub-Adviser´s independent auditors and any external legal counsel, entities and persons of whom the Sub-Adviser avails itself in accordance with this Agreement for the purpose of performing its obligations hereunder. In particular, the Sub-Adviser shall be authorized to provide to brokers and counterparties any information required in order to establish and maintain a business relationship;
(ii)	Will not engage in any fraudulent, competitive or improper behavior based on the Holdings Information that may disadvantage the Fund, including disclosing, trading or making investment recommendations based on the Holdings Information to or for any party other than the Fund as provided in this Agreement;
(iii)	Will treat the Holdings Information as confidential and will not disclose such information to any party other than as required to perform the services under this Agreement. This clause shall not apply to the extent that: (1) the Holdings Information is publicly known, (2) the Holdings Information is or becomes legally known to the Sub-Adviser other than through disclosure by the Fund, the Adviser, an affiliated person of the Fund or the Adviser or by another party bound by an obligation of confidentiality to the Fund, or (3) the disclosure is required by law or requested by any regulatory authority or required by statute, rule, regulation, subpoena, regulatory examination request or court order, provided, however, that unless prohibited by law or regulatory requirements, the Sub-Adviser will not make any such disclosure without first notifying the Adviser and the Fund and allowing the Adviser or the Fund a reasonable opportunity to seek injunctive relief (or a protective order) with respect to the obligation to make such disclosure; and
(iv)	Will notify the Adviser if the Sub-Adviser has any knowledge of the Holdings Information having been misused, including in violation of this Agreement.

(v)	The Adviser agrees that the Sub-Adviser is authorized to record any telephone conversation held with the Sub-Adviser’s fund management team. The Sub-Adviser shall have the right to record and store any such telephone conversations for a limited period of time. The Adviser shall inform its employees, officers and directors and the Fund’s employees, officers and directors regarding the Sub-Adviser’s recording policies and shall obtain such persons’ consent with respect to any such recordings.
12.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusettes, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
13.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
14.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be in writing and mailed or delivered to the address(es) listed below or to such other address(es) or to such other individual(s) as shall be specified by the respective party from time to time; provided, that all such deliveries by mail or otherwise shall be conclusive upon receipt.

To the Adviser:

Brian Costello

Chief Operating Officer

Deutsche Investment Management Americas Inc.

28th Floor.

60 Wall Street

New York, NY 10005-2836

Telephone: (212) 250-9508

E-mail: brian.costello@db.com

and with a copy (which shall not constitute notice) to:

John Millette

Deutsche Investment Management Americas Inc.

One Beacon Street

Boston, MA 02108

To the Sub-Adviser:

Deutsche Asset & Wealth Management International GmbH

Mainzer Landstraβe 11-17

60329 Frankfurt am Main,

Germany

Attention: Stephan Scholl

Telephone: +49(69)910-13550

E-mail: stephan.scholl@db.com

15. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “control,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision shall be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

16.	Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded, except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the SEC.
17.	Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

A copy of the Trust’s Declaration is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust or the Fund.

11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.	DEUTSCHE ASSET & WEALTH MANAGEMENT INTERNATIONAL GMBH
By: /s/ John Millette	By: /s/ Stephan Scholl
Name: John Millette	Name: Stephan Scholl
Title: Secretary	Title: Board Member

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.	DEUTSCHE ASSET & WEALTH MANAGEMENT INTERNATIONAL GMBH
By: /s/ Caroline Pearson	By: /s/ Christian Kleinsteuber
Name: Caroline Pearson Title: Managing Director	Name: Christian Kleinsteuber Title: Director

12

Appendix A

to the

Sub-Advisory Agreement

between

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

and

DEUTSCHE ASSET & WEALTH MANAGEMENT INTERNATIONAL GMBH

Pursuant to Section 1(c) of the Agreement the Sub-Adviser shall furnish to the Adviser such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request as follows:

1.	Quarterly Compliance Certifications and Reports
2.	Code of Ethics Reports
3.	Code of Ethics Certifications
4.	Compliance Program Assessments and Certifications under Rule 38a-1/206(4)-7
5.	Compliance Due Diligence Questionnaires
6.	Policies, Procedures and Summaries
13

Appendix B

Operating Documents

1.	Prospectus
2.	Statement of Additional Information
3.	Declaration of Trust
4.	By-laws and any pertinent amendments thereto
14

Appendix C

to the

Sub-Advisory Agreement

between

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

and

DEUTSCHE ASSET & WEALTH MANAGEMENT INTERNATIONAL GMBH

Fee Rate

Fund	Sub-Advisory Fee Rate
Deutsche Real Estate Securities Income Fund	10% of the advisory fee after the effective waivers and revenue sharing payments

The Sub-Adviser’s remuneration for the services to be provided by it under this Agreement will be calculated as following:

(i) The fee is accrued monthly and settled quarterly and is calculated as the average of the individual Fund's monthly assets based on the Fund’s daily net assets as recorded in the accounting system of the Adviser, multiplied by the applicable yearly net management fee rate or net advisory fee rate for the Fund and multiplied by the percentage stated in the above table, divided by the number of days in a year (365 or 366). The net rate is the gross rate less any waivers connected with the Fund.

(ii) If the delegation did not exist for the full month the fee will be prorated to reflect the number of days that the Fund existed in that month.

(iii) In case that the delegation did not exist in the month prior to the date of delegation (e.g., the launch month) the Fund’s average total net asset value of the delegation launch month (i.e., the month in which the start date of the delegation falls) shall be used instead of that of the previous month, and such calculation will be made the month after the launch month.

(iv) The fee is paid by the Adviser to the Sub-Adviser within 30 business days after the Adviser has received the gross management fee or gross advisory fee from the Fund, and the Sub-Adviser has provided a reconciled valid tax invoice. Payments will be made in EUR.

(v) Unless otherwise agreed between the parties, all costs and expenses incurred by the Sub-Adviser in providing the services shall be borne by the Sub-Adviser.

(vi) The applicable percentage rates for the Fund is specified in the table above.